Exhibit 99.28 (h)(xxxviii)

AMENDMENT TO

ADMINISTRATION AND ACCOUNTING SERVICES AGREEMENT

This Amendment (“Amendment”) is dated the 24th day of July, 2025, by and between Old Westbury Funds, Inc. (the “Fund”) and The Bank of New York Mellon (“BNY”). This Amendment is effective as of August 1, 2025 (the “Effective Date”).

BACKGROUND:

WHEREAS, BNY and the Fund entered into an Administration and Accounting Services Agreement dated as of April 3, 2006, as amended to date (the “Agreement”), relating to BNY’s provision of services to the Fund.

WHEREAS, the Fund and BNY wish to amend the Agreement as more particularly set forth herein.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties agree as follows:

1.	BNY will cease providing any and all ClearSky services under the Agreement as of the Effective Date.

2.	Section 12(a) is hereby amended by deleting “and blue sky”; provided, however, that for the avoidance of doubt the Fund agrees that the indemnification provided by the Fund to BNY under Section 12(a) with respect to blue sky laws shall survive the Effective Date with respect to services provided by BNY prior to the Effective Date.

3.	Section 12(b) is hereby amended by deleting “and blue sky”; provided, however, that for the avoidance of doubt BNY agrees that the indemnification provided by BNY to the Fund under Section 12(b) with respect to blue sky laws shall survive the Effective Date with respect to services provided by BNY prior to the Effective Date.

4.	Section 12(d) is hereby added to the Agreement as follows: “The provisions of this Section 12 shall survive termination of this Agreement.”

5.	Section 15(a) is hereby amended by deleting the last paragraph following romanette (xx).

6.	Capitalized terms not defined in this Amendment shall have the same meaning as set forth in the Agreement. In the event of a conflict between the terms hereof and the Agreement, this Amendment shall control.

Exhibit 99.28 (h)(xxxviii)

7.	As specifically amended hereby, the Agreement remains in full force and effect in accordance with its terms.

8.	The Agreement, as amended hereby, constitutes the complete understanding and agreement of the parties with respect to the subject matter thereof and supersedes all prior communications with respect thereto.

9.	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The facsimile signature of any party to this Amendment shall constitute the valid and binding execution hereof by such party.

10.	This Amendment shall be governed by the laws of the State of New York, without regard to its principles of conflicts of laws.

[Signature page follows]

EXECUTION VERSION

IN WITNESS WHEREOF, each party represents and warrants to the other party that it has the full authority to enter into this Amendment to the Agreement upon the terms and conditions hereof and that the individual executing this Amendment on its behalf has the requisite authority to bind such party to the Amendment.

OLD WESTBURY FUNDS, INC.		THE BANK OF NEW YORK MELLON

By:	/s/ David W. Rossmiller	By:	/s/ Tim Hornbrook

Name: David W. Rossmiller		Name: Tim Hornbrook

Title: President & Chief Executive Officer		Title: Senior Director, Asset Servicing

Date: July 24, 2025		Date: July 24, 2025